                                                                   EXHIBIT 99.1

PRESS RELEASE
================================================================================
SMITH INTERNATIONAL, INC.
P.O. BOX 60068
HOUSTON, TX 77205-0068
WEBSITE ADDRESS:  smith.com

FOR RELEASE
THURSDAY, JULY 20, 2000

CONTACT:      MARGARET K. DORMAN
              CHIEF FINANCIAL OFFICER
              (281) 443-3370


                        SMITH INTERNATIONAL, INC. REPORTS
                    QUARTERLY EARNINGS OF 30 CENTS PER SHARE

     HOUSTON, Texas (July 20, 2000)... Smith International, Inc. (NYSE:SII; PCX) today announced second quarter earnings of $15.0 million, or 30 cents per share on a diluted basis, on revenues of $657.2 million. In the prior year quarter, when worldwide drilling activity reached record low levels, the Company reported a net loss of $3.0 million, or six cents per share. Revenues for the three months ended June 30, 2000 were 69 percent above the prior year period and five percent higher on a sequential quarter basis. Organic growth and acquisitions contributed equally to the revenue increase over the prior year period. The improvement in base business revenues was primarily attributable to improved North American activity levels; however, the impact of new contracts awarded in the United States and the Europe/Africa region also contributed to the increase. After excluding the effect of acquired and divested operations, revenues were 39 percent above amounts reported in the second quarter of 1999.

     For the six months ended June 30, 2000, the Company reported net income of $26.3 million, or 52 cents per share on a diluted basis, on revenues of $1.3 billion. In the comparable period of the prior year, earnings were $3.6 million, or seven cents per share on a diluted basis, on revenues of $786.7 million. Revenues grew across all business units and geographic areas with the majority of the increase attributable to acquisitions and improved North American activity levels. Excluding the impact of acquired and divested operations, revenues increased by 32 percent over the amounts reported for the first half of 1999.

     Revenues for the M-I operations were $294.4 million, a 60 percent increase over the prior year quarter. Improved worldwide drilling activity, including higher offshore activity levels in the United States and Europe/Africa, contributed the majority of the revenue growth over the second quarter of 1999. The quarter-to-quarter increase was also impacted by the formation of the drilling fluids joint venture which resulted in increased revenues in the Europe/Africa and Latin America regions. After excluding incremental revenues associated with the drilling fluid operations contributed by Schlumberger Limited, revenues increased 43 percent over the prior year period.

     Smith Bits reported revenues of $76.0 million for the second quarter of 2000, a 40 percent increase over the amount reported in the prior year period. Approximately three-quarters of the revenue increase was generated in North America, as higher drilling activity levels impacted demand for petroleum three-cone bits. On a combined basis, revenues for petroleum three-cone and diamond bits grew 45 percent over the second quarter of 1999 during a period when the average M-I worldwide rig count increased 39 percent.

     Smith Services' revenues were $69.2 million, an increase of 27 percent over the second quarter of 1999. The revenue increase is attributable to the improvement in North American activity levels, particularly in the U.S. Gulf Coast area. Revenue growth was experienced across all product groups with stronger demand for directional drilling, inspection and fishing services accounting for the majority of the increase over the prior year period.

     Wilson's revenues increased to $217.6 million for the second quarter of 2000, more than double the amount reported in the prior year period. The acquired ConEmsco and Texas Mill Supply operations accounted for the majority of the increase over the second quarter of 1999. Higher U.S. activity levels also contributed to the revenue improvement, resulting in increased line pipe and other product sales, in the energy sector. Excluding the impact of acquired and divested operations, revenues were 38 percent above second quarter 1999 levels.

     Commenting on the results, Chairman and CEO, Doug Rock stated, "Our second quarter results are further evidence of an improving worldwide oil and gas drilling environment. We expect to see improved profitability levels in the second half of the year as we benefit from higher customer spending and the impact of price increases recently announced by Smith business units."

     Loren Carroll, Executive Vice President also noted that, "We're encouraged that we are finally beginning to see increased spending in areas outside of North America, including the North Sea, West Africa and Latin America. This is particularly significant for our oilfield segment businesses, as areas outside of North America account for over half of the revenue base. Non-North American activity levels helped increase the operating margins in our oilfield segment to nine percent of revenues during the quarter, resulting in incremental operating margins of 24 percent on a sequential quarter basis."

     Smith International, Inc. is a leading worldwide supplier of premium products and services to the oil and gas exploration and production industry, the petrochemical industry and other industrial markets through its four principal business units - M-I, Smith Bits, Smith Services and Wilson.

     Unaudited financial highlights follow:

                            SMITH INTERNATIONAL, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                                                                 Three Months Ended          Six Months Ended
                                                                                      June 30,                    June 30,
                                                                                 2000         1999          2000         1999
                                                                              ----------   ----------    ----------   ----------
Revenues ..................................................................   $  657,229   $  389,695    $1,282,661   $  786,717

Costs and expenses:
  Costs of revenues .......................................................      482,894      291,010       946,843      576,693
  Selling expenses ........................................................       99,794       70,791       195,098      140,698
  General and administrative expenses .....................................       31,231       21,479        61,485       42,422
  Non-recurring items .....................................................         --           --            --         (2,621)
                                                                              ----------   ----------    ----------   ----------
       Total costs and expenses ...........................................      613,919      383,280     1,203,426      757,192
                                                                              ----------   ----------    ----------   ----------
Income before interest and taxes ..........................................       43,310        6,415        79,235       29,525
Interest expense, net .....................................................        8,758       11,297        17,523       23,372
                                                                              ----------   ----------    ----------   ----------
Income (loss) before income taxes and
  minority interests ......................................................       34,552       (4,882)       61,712        6,153
Income tax provision (benefit) ............................................       11,413       (1,455)       21,088        3,495
                                                                              ----------   ----------    ----------   ----------
Income  (loss) before minority interests ..................................       23,139       (3,427)       40,624        2,658
Minority interests ........................................................        8,165         (406)       14,327         (927)
                                                                              ----------   ----------    ----------   ----------
Net income (loss) .........................................................   $   14,974   $   (3,021)   $   26,297   $    3,585
                                                                              ==========   ==========    ==========   ==========
Earnings (loss) per share:
  Basic ...................................................................   $     0.30   $    (0.06)   $     0.53   $     0.07
                                                                              ==========   ==========    ==========   ==========
  Diluted .................................................................   $     0.30   $    (0.06)   $     0.52   $     0.07
                                                                              ==========   ==========    ==========   ==========
Weighted average shares outstanding:
  Basic ...................................................................       49,725       48,421        49,448       48,291
  Diluted .................................................................       50,363       48,421        50,153       48,852

OTHER DATA:
Depreciation and amortization..............................................   $   19,736   $   18,494    $   39,170   $   37,257
                                                                              ==========   ==========    ==========   ==========
Capital spending(a)........................................................   $   23,186   $   13,276    $   38,825   $   26,591
                                                                              ==========   ==========    ==========   ==========
EBIT excluding minority interests (b) .....................................   $   32,498   $    6,613    $   59,815   $   27,102
                                                                              ==========   ==========    ==========   ==========
EBITDA excluding minority interests (b) ...................................   $   48,438   $   24,992    $   91,460   $   64,244
                                                                              ==========   ==========    ==========   ==========

NOTE (a):
Capital spending is reported gross and not reduced for the proceeds arising on lost-in-hole sales or sales of fixed asset equipment replaced. The net capital spending was approximately $31.9 million and $18.6 million for the first six months of 2000 and 1999, respectively.

NOTE (b):
"Earnings before interest and taxes (EBIT) excluding minority interests" and "Earnings before interest, taxes, depreciation and amortization (EBITDA) excluding minority interests" represent the amount of EBIT and EBITDA earned by the Company after reduction for the portion of the respective amounts allocable to the minority interest partners. The six month 1999 amounts also exclude the impact of non-recurring items.

                            SMITH INTERNATIONAL, INC.
                                REVENUE ANALYSIS
                                 (In thousands)


                                                                                 THREE MONTHS
                                                                                ENDED JUNE 30,
                                                               --------------------------------------------------
                                                                        2000                         1999
                                                               --------------------        ----------------------
        M-I                                                                $294,425                      $183,892

        SMITH BITS                                                           75,991                        54,298

        SMITH SERVICES                                                       69,197                        54,412

        WILSON                                                              217,616                        97,093
                                                               --------------------        ----------------------

        TOTAL                                                              $657,229                      $389,695
                                                               ====================        ======================

                                                                                  SIX MONTHS
                                                                                ENDED JUNE 30,
                                                               --------------------------------------------------
                                                                        2000                         1999
                                                               --------------------        ----------------------
        M-I                                                                $562,202                      $389,793

        SMITH BITS                                                          151,430                       114,719

        SMITH SERVICES                                                      133,861                       111,569

        WILSON                                                              435,168                       170,636
                                                               --------------------        ----------------------

        TOTAL                                                            $1,282,661                      $786,717
                                                               ====================        ======================